Zeros & Ones, Inc. Announces Rollout Plan for RocketStream Product Suite

Company is Soliciting Beta Customers Now; Commercial Availability Scheduled for Later in the Current Quarter

LOS ANGELES, Jan. 8, 2007 (PRIME NEWSWIRE) -- Zeros & Ones, Inc. (OTC BB:ZROS.OB - News), a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, with its subsidiary, RocketStream, Inc., a developer of technologies and solutions to accelerate the delivery of digital payloads over broadband, wide area, and wireless IP networks, announced today the rollout plan for RocketStream's first commercial products as part of the Zeros & Ones family.

Named after the company, RocketStream is a software-based product suite providing customers with a powerful, yet user-friendly, method of transferring large files and rich media faster and more securely than traditional alternatives. Over high-speed broadband links with measurable latency, RocketStream is capable of delivering files at speeds up to 100 times faster than FTP, thereby drastically reducing data transmission times. Unlike many existing WAN acceleration solutions, RocketStream requires no additional hardware to install, will be priced an order of magnitude below competing solutions, and is ideally suited for commercial installations where high-speed connectivity is available.

The company is currently soliciting prospective customers through its web site at http://www.rocketstream.com to participate in a beta evaluation of RocketStream Station, a Windows-compatible Peer-to-Peer (P2P) version of RocketStream that enables accelerated point-to-point file transfers without the need for an interim server. This beta version will be made available to website registrants in late January on a limited trial basis. The product will be commercially available near the end of the current quarter (Q1 2007), along with the release of two additional products: RocketStream Uplink -- a client-only version -- and RocketStream Server -- a multi-threaded server capable of handling many simultaneous transfers.

About RocketStream, Inc.

RocketStream develops cross-platform technologies and solutions to enhance collaboration, file transfer, and media delivery over any IP-enabled network including LAN, WAN, satellite, and mobile communication infrastructures. Founded in 2002, the company has developed scalable servers and cross-platform client implementations that support high-concurrency, message routing, and secure delivery of digital payloads over its proprietary protocol. RocketStream is a subsidiary of parent company Zeros & Ones, Inc. More information can be found at http://www.rocketstream.com.

About Zeros & Ones, Inc. (OTC BB:ZROS.OB - News)

Zeros & Ones is a new media holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world. The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. More information can be found at http://www.zerosones.com.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.

Contact:
Zeros & Ones, Inc.
(800) 710-ONES
www.zerosones.com